EXHIBIT 1

JOINT FILING AGREEMENT dated as of the 12th day of April 2018, among Sea Consolidation S.A. of Panama (“Sea Consolidation”), Intermed Champion S.A. of Panama (“Intermed”), Methoni Shipping Company Limited (“Methoni”), Panayotis Tsakos and Nikolas P. Tsakos.

W I T N E S S E T H:

WHEREAS, Sea Consolidation, Intermed, Methoni and Panayotis Tsakos may be deemed, but are not conceded, to constitute a “group” under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) with respect to the Common Shares, $1.00 par value per share, of Tsakos Energy Navigation Limited (the “Company”); and

WHEREAS, pursuant to Paragraph (k) of Rule 13d-1 promulgated under Subsection 13(d)(1) of the Exchange Act, the parties hereto desire to satisfy any filing obligation under Subsection 13(d)(1) by a single joint filing;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the undersigned hereby agree and represent as follows:

1.	The Schedule 13D with respect to the Company, which is attached hereto, is filed on behalf of Sea Consolidation, Intermed, Methoni, Panayotis Tsakos and Nikolas P. Tsakos and each of them.

2.	Each of Sea Consolidation, Intermed, Methoni, Panayotis Tsakos and Nikolas P. Tsakos is eligible to use such Schedule 13D for the filing of information therein contained.

3.	Each of Sea Consolidation, Intermed, Methoni, Panayotis Tsakos and Nikolas P. Tsakos is responsible for the timely filing of the attached Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; provided that each such party is not responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such party knows or has reason to believe that such information is accurate.

This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

[Signature page to follow]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers and representatives.

Sea Consolidation S.A. of Panama

By:	/s/ Konstantinos Zafeiras
Konstantinos Zafeiras
Secretary

Intermed Champion S.A. of Panama

By:	/s/ Jean-Claude Jacot
Jean-Claude Jacot
Vice President

Methoni Shipping Company Limited

By:	/s/ Ioannis Saroglou
Ioannis Saroglou
President

/s/ Panayotis Tsakos
Panayotis Tsakos

/s/ Nikolas P. Tsakos
Nikolas P. Tsakos